Board of Directors

The First National Bank of Wellston

We consent to the incorporation in the registration statement on Form S-4 of Midwest Bancshares, Inc. of our reports dated May 30, 2007, relating to the balance sheets for the First National Bank of Wellston as of March 31, 2007 and 2006, and the related statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended March 31, 2007.

/s/  Dixon, Davis, Bagent & Company

Certified Public Accountants

Dated September 21, 2007